TEMPORARY WAIVER AGREEMENT

THIS TEMPORARY WAIVER AGREEMENT (this “Waiver”), dated as of the 2nd day of April, 2009, is made by and between Broadwood Partners, L.P. (“Broadwood” or the “Investor”) and STAAR Surgical Company (“STAAR” or the “Company”). Unless otherwise defined herein, capitalized terms used but not defined in this Waiver shall have the meaning ascribed to such term in the Senior Note.

WITNESSETH:

WHEREAS, the Investor currently owns a $5,000,000 senior note (the “Senior Note”), issued to the Investor on December 14, 2007 by the Company;

WHEREAS, an order of judgment was rendered on March 23, 2009 by the California Superior Court, County of Orange (the “Court”), Case No. 07CC10136 in the matter of Parallax Medical Systems, Inc. v. STAAR Surgical Company in the amount of $2.2 million in compensatory damages and $2.7 million in punitive damages, (collectively, and as it may be modified by the Court, the “Judgment”);

WHEREAS, the Court executed an order on March 23, 2009 staying execution of judgment (the “Stay”) pursuant to Section 918 of the California Code of Civil Procedure (“CCCP”);

WHEREAS, as to any Event of Default that occurs or may be deemed to have occurred pursuant to Section 8(f) of the Senior Note as a result of the Judgment (“Judgment Default”), the Investor and the Company wish to provide, subject to the terms and conditions set forth below, that remedies for any such default under the Senior Note shall not be enforced during the period of the Stay.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Investor and the Company do hereby agree as follows:

1.	The Investor hereby temporarily waives any Judgment Default during the Stay Period. For purposes hereof, “Stay Period” shall mean the shorter of (i) the duration of the Stay, and (ii) July 6, 2009.

2.
In consideration of the Investor’s providing this Waiver, the Company hereby agrees, within seven business days from the date hereof, to amend the Senior Note to irrevocably grant (i) a first-priority security interest on all of the Company’s unencumbered assets as of the date hereof and (ii) a second-priority security interest on all of the Company’s assets subject to any purchase money indebtedness, to the Investor to secure the Company’s obligations under the Senior Note.  The Investor agrees that the amendment shall also provide that the period of notice for prepayment under Section 6(a) of the Senior Note shall be changed to seven days for any notice period beginning on or after June 1, 2009.

3.	The Company hereby represents and warrants that, as of the date hereof, other than any Event of Default relating to the Judgment, no Event of Default has occurred and is continuing.

4.
If, prior to the expiration of the Stay Period, the Company fully satisfies the Judgment, then any Judgment Default will be deemed cured and any resulting remedies that the Investor may have had under the Senior Note with respect to any Judgment Default will be waived.

5.
If, prior to the expiration of the Stay Period, the Company secures a stay of execution of Judgment until the completion of an appeal pursuant to CCCP Section 917.1 by posting an appeal bond, or by other action of the California courts, then any Judgment Default shall be Partially Cured.  For purposes herein, “Partially Cured” shall mean that the Investor shall not have the right to any acceleration remedies that the Investor may have had under the Senior Note with respect to the Judgment Default but from and after the expiration of the Stay Period the Investor shall have the right to receive interest at a rate of 20% per annum as provided in the first paragraph of Section 4 of the Senior Note.

6.
If the Judgment Default is Partially Cured pursuant to Paragraph 5 hereof, and during the pendency of appeal the Company fully satisfies the Judgment and finally resolves all other material litigation of the Company that as of the date of this Waiver is pending and not yet decided, then the Judgment Default shall be deemed fully cured and the interest rate on the Senior Note shall be reduced to 7% per annum from the date of such cure.

7.
If, as of the expiration of the Stay Period, the Company has satisfied neither the conditions for a cure pursuant to Paragraph 4 nor the conditions for the note to be Partially Cured pursuant to Paragraph 5, the Company agrees and acknowledges that an Event of Default pursuant to Section 8(f) of the Senior Note shall have occurred and that Broadwood may enforce any and all rights resulting from such waiver without further notice, demand or presentment.

8.	This Waiver contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of the Waiver.

9.
This Waiver is only effective in the specific instances set forth herein.  No other waiver by the Investor or the Company is granted or intended except as expressly set forth herein, and the Investor and the Company expressly reserve the right, now and at all times hereafter, to require strict compliance with the terms of the Senior Note in all other respects, whether in connection with any future transaction in respect of similar matters to those waived herein, or otherwise.

10.	This Waiver shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles.

11.	This Waiver may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.
In case any provision of this Waiver shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Waiver, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, this Temporary Waiver Agreement has been executed as of the date first written above.

BROADWOOD PARTNERS, L.P.

By: /s/Neal C. Bradsher

Name:  Neal C. Bradsher

Title: General Partner

STAAR SURGICAL COMPANY

By:/s/Barry G. Caldwell

Name:  Barry G. Caldwell

Title:  President and Chief Executive Officer